As filed with the Securities and Exchange Commission on August 9, 2012

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SALIX PHARMACEUTICALS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	94-3267443
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8510 Colonnade Center Drive

Raleigh, North Carolina 27615

(Address, including zip code, of registrant’s principal executive offices)

Salix Pharmaceuticals, Ltd. 2005 Stock Plan, as amended

(Full title of the plan)

Adam C. Derbyshire

Executive Vice President, Finance and Administration, and Chief Financial Officer

8510 Colonnade Center Drive

Raleigh, North Carolina 27615

(919) 862-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Donald R. Reynolds, Esq.

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Telephone: (919) 781-4000

Facsimile: (919) 781-4865

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” (in Rule 12b-2 of the Act) (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)(3)	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee
Common Stock, $0.001 par value per share	3,000,000 shares	$44.28	$132,840,000	$15,224

(1)	Consists of 3,000,000 additional shares of the Registrant’s common stock reserved for issuance under the Salix Pharmaceuticals, Ltd. 2005 Stock Plan, as amended (the “Plan”). The remaining 5,900,000 shares available for issuance under the Plan were registered under Registration Statements Nos. 333-126290, 333-135268, 333-151658 and 333-160294.

(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of the Registrant’s common stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of outstanding shares of common stock.

(3)	Each share of the Registrant’s common stock is accompanied by a preferred share purchase right pursuant to the Rights Agreement dated as of January 10, 2003 between Salix Pharmaceuticals, Ltd. and Computershare Investor Services, LLC, as Rights Agent.

(4)	Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Registrant’s common stock on the Nasdaq Global Select Market on August 6, 2012 in accordance with Rule 457(c).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents heretofore filed by Salix Pharmaceuticals, Ltd. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 28, 2012;

(b) The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 filed pursuant to Section 13 of the Exchange Act on May 8, 2012 and August 9, 2012, respectively;

(c) The Company’s Current Reports on Forms 8-K and 8-K/A or portions thereof, filed pursuant to Section 13 of the Exchange Act on January 5, February 10, February 14, February 22, February 28, March 2, March 13, March 16, April 24, May 2, May 16, May 31, June 20 and July 31, 2012;

(d) The Company’s definitive proxy statement on Schedule 14A, filed pursuant to Section 14 of the Exchange Act, for the Company’s 2012 Annual Meeting of Stockholders, as filed with the Commission on April 30, 2012; and

(e) The description of the Company’s common stock contained in Items 1 and 2 of the Company’s Registration Statement on Form 8-A filed with the Commission on January 10, 2003 pursuant to Section 12(g) of the Exchange Act, as amended from time to time.

All documents filed, but not furnished, by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered under this registration statement have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. In no event, however, will any of the information, including exhibits, that we disclose under Item 2.02 and Item 7.01 of any report on Form 8-K that has been or may, from time to time be furnished, to the SEC be incorporated by reference into or otherwise become a part of this registration statement.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

The legality of the shares of common stock to be issued in this offering will be passed upon for the Company by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina. Donald R. Reynolds, a partner at Wyrick Robbins, is married to one of the Company’s employees who holds 40,801 shares of Company common stock, 42,867 unvested restricted shares, and vested options to purchase 16,501 shares of Company common stock.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Company’s Certificate of Incorporation and Bylaws, as amended, provide for the indemnification of officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

All of the Company’s directors and officers are covered by insurance policies maintained by the Company against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.

10.92(1)	Salix Pharmaceuticals, Ltd. 2005 Stock Plan, as amended.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Wyrick Robbins Yates & Ponton LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (see signature page).

(1)	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Commission on May 16, 2012.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on the 9th day of August 2012.

SALIX PHARMACEUTICALS, LTD.

By:	/s/ Carolyn J. Logan
Carolyn J. Logan, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Carolyn J. Logan and Adam C. Derbyshire, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Carolyn J. Logan	President, Chief Executive Officer and Director	August 9, 2012
Carolyn J. Logan	(Principal Executive Officer)

/s/ Adam C. Derbyshire	Executive Vice President, Finance and	August 9, 2012
Adam C. Derbyshire	Administration, and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ John F. Chappell	Director	August 9, 2012
John F. Chappell

/s/ Thomas W. D’Alonzo	Director	August 9, 2012
Thomas W. D’Alonzo

/s/ William P. Keane	Director	August 9, 2012
William P. Keane

/s/ Mark A. Sirgo	Director	August 9, 2012
Mark A. Sirgo